Exhibit 10.09.2

AMENDMENT No. 2 TO SUBLEASE

AMENDMENT No. 2 to Sublease dated as of December 17, 2003 (this “Amendment”) by and between SILICON GRAPHICS, INC., a Delaware corporation, as Sublandlord, and GOOGLE INC., a Delaware corporation (successor to Google Technology Inc., a California corporation), as Subtenant.

WHEREAS, Sublandlord and Subtenant have entered into that certain Sublease dated as of July 9, 2003 (the “Original Sublease”), amended by Amendment No. 1 to Sublease dated as of November 18, 2003 (the “First Amendment”; the Original Sublease, as amended by the First Amendment, is referred to herein as the “Sublease”) for premises located at 1600 Amphitheatre Parkway, Mountain View, California 94043;

WHEREAS, the parties have agreed to certain changes relating to the use of the space in Building 43 housing the communications infrastructure;

NOW, THEREFORE, in accordance with the terms and conditions of the above-referenced Sublease, Sublandlord and Subtenant agree as follows (capitalized terms used but not defined herein shall have the meanings given to such terms in the Sublease):

1.    Paragraph 22 of the Original Sublease is amended to read in full as follows:

22. INITIAL CONSTRUCTION IN AND COOPERATION REGARDING BUILDING 43.

A.    Giving effect to the First Amendment, the new anticipated delivery dates for the Sublease Premises Portions in Building 43 are December 15, 2003 for the Building 43 West-1 Premises, the Building 43 West-2 Premises, and the Building 43 East-2 Premises, and March 1, 2004 for the Building 43 East-1 Premises. Thus, Sublandlord and Subtenant will be jointly occupying Building 43 between the Actual Delivery Date of the first Sublease Premises Portion located in Building 43 to be delivered and the Actual Delivery Date of the last Sublease Premises Portion located in Building 43 to be delivered.

B.    Each party agrees to cooperate and coordinate with the other party any construction activities in Building 43 so as to prevent interruption of the business activities of such other party, including without limitation (i) controlling noise during business hours, (ii) avoiding blocking stairwell and/or elevator access and (iii) preventing damage to electrical, mechanical and information technology infrastructure.

C.    The parties acknowledge that Sublandlord currently houses and maintains in Building 43 in the location depicted on Schedule 22.B (the “IT Area”) certain information technology and other connectivity equipment (including, without limitation, Sublandlord’s voice services, network services, outside plant fiber infrastructure, internal cabling infrastructure connecting the Building 40 Premises with the Building 43 East-1 Premises, and all fiber and copper physical connections) (collectively, “Sublandlord’s IT Equipment”). Until the Total Occupancy Date, the demise by Sublandlord to Subtenant of the Sublease Premises shall be subject to the following:

(i) the Sublease Premises shall exclude the IT Area;

(ii) Sublandlord reserves a nonexclusive easement over and through the Sublease Premises in order to access the IT Area (but no other portion of the Sublease Premises) at all times and with no notice required; and

(iii) no construction by Subtenant shall be conducted prior to January 31, 2004 in and around the MDF/MPOE vault identified in Schedule 22.B, and, further all construction work conducted by Subtenant in and around the IT Area shall be approved by and coordinated with Sublandlord (Sublandlord’s approval shall not be unreasonably withheld, conditional or delayed) to prevent any interruption in Sublandlord’s systems, utilities and information technology network.

D.    Notwithstanding Paragraph 22.C(i) above, (i) Sublandlord hereby grants to Subtenant a nonexclusive license to use certain portions of the IT Area as [shall be designated in writing by Sublandlord] [described on Schedule 22.D hereto] (“Subtenant’s IT Area”) to house Subtenant’s equipment of the type described in the parenthetical appearing in Paragraph 22.C (collectively, “Subtenant’s IT Equipment”), (ii) Subtenant shall have unrestricted access (twenty-four hours a day, seven days a week) to the IT Area through the Total Occupancy Date in order to maintain, service and otherwise access Subtenant’s IT Equipment located in the Subtenant’s IT Area, and (iii) Sublandlord shall have unrestricted access (twenty-four hours a day, seven days a week) to the IT Area through the end of the Removal Period (defined in Paragraph 22.F below) in order to maintain, service, otherwise access and remove, in accordance with Paragraph 22.F, Sublandlord’s IT Equipment.

E.    In connection with the shared use of the IT Area by Sublandlord and Subtenant through the Total Occupancy Date, the Sublandlord and Subtenant agree from the date hereof through the Total Occupancy Date, as follows:

(i) Sublandlord and Subtenant shall share the environmental infrastructure (such as HVAC, power, lighting, and other building systems) (“IT Area Environmental Systems”) inside the IT Area. Neither Sublandlord nor Subtenant shall make any changes or upgrades to the IT Area Environmental Systems without prior written approval from the other party hereto;

(ii) Sublandlord and Subtenant each agree that it shall not perform or permit to be performed any construction that could reasonably be expected to impact the other’s IT Equipment and infrastructure. In addition, prior to commencing any construction work in the IT Area, each of Subtenant and Sublandlord agree to cooperate with each other in reaching a mutual written agreement to govern such construction;

(iii) Sublandlord agrees to continue to use the existing service and equipment provided by SBC. Sublandlord and

Subtenant agree to share such existing SBC fiber, SBC equipment, existing cabling, fiber, and copper infrastructure inside the IT Area. Sublandlord agrees to control and support all fiber and copper infrastructure inside the IT Area for Subtenant;

(iv) Sublandlord shall continue to have the sole and exclusive right to run all fiber and copper physical connections inside the IT Area for both parties. Subtenant will provide Sublandlord at least 48 hours’ advance written notice of all fiber and copper physical connections it proposes to make;

(v) Neither Sublandlord nor Subtenant shall (or shall permit their contractors to) tap in or monitor the other’s communications traffic in any way or otherwise violate or breach the security systems the other has installed on their respective equipment; and

(vi) In the event either Sublandlord or Subtenant obtains knowledge that an emergency implicating health or safety issues has occurred, such party shall notify the other party hereto.

F.    Sublandlord may remove from the Sublease Premises, within sixty (60) days after the Total Occupancy Date (the “Removal Period”), all outside plant fiber, associated patch panels, and Sublandlord’s IT Equipment that terminates in the IT Area, including Sublandlord’s network and voice equipment. Any such property not so removed by the end of the Removal Period shall automatically and without further act become the property of Subtenant. Sublandlord shall repair any damage to Sublease Premises resulting from such removal.

2. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

SUBLANDLORD:		SUBTENANT:

SILICON GRAPHICS, INC.		GOOGLE INC. (successor to Google Technology Inc.)

By:	/s/ DEAN DROUGAS	By:	/s/ GEORGE REYES
Printed Name:	Dean Drougas	Printed Name:	George Reyes
Its:	Vice President, Facilities & Services	Its:	CFO
Dated:	December 17, 2003	Dated:	12/23/03